Exhibit 3.276

[Delaware Secretary Office Logo]

State of Delaware

Limited Liability Company

CERTIFICATE OF FORMATION

OF

SHOWBOAT ATLANTIC CITY MEZZ 4, LLC

ARTICLE I. NAME

The name of the limited liability company is Showboat Atlantic City Mezz 4, LLC.

ARTICLE II. REGISTERED OFFICE AND AGENT

The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, DE 19808 and the name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Showboat Atlantic City Mezz 4, LLC this 26th day of September 2007.

By:	/s/ Angela P. Winter
(Authorized Person)
Name:	Angela P. Winter, Organizer